Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated July 6, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting included in the Annual Report of Advanced Energy Industries, Inc. on Form 10K/A for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Advanced Energy Industries, Inc. on Form S-8.
/s/ GRANT THORNTON LLP

Denver, Colorado
November 16, 2005